Exhibit 99.1
Xencor Announces Upcoming Change to Board of Directors
PASADENA, Calif.-- Oct. 4, 2024-- Xencor, Inc. (NASDAQ: XNCR), a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of cancer and other serious diseases, today announced that Dagmar Rosa-Bjorkeson has informed the Company that she will not stand for reelection to the Company’s Board of Directors at the 2025 Annual Meeting of Stockholders. Ms. Rosa-Bjorkeson has served as a director since 2019 and plans to pursue another business opportunity. Xencor will continue its ongoing process to recruit additional Board members with complementary skillsets.
“On behalf of Xencor's Board of Directors and management team, I want to thank Dagmar for her many contributions to our Board and our audit and nominating and governance committees,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “Dagmar provided strategic guidance as we have advanced programs and rebalanced our portfolio, and we wish her well in all future endeavors.”
About Xencor
Xencor is a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of patients with cancer and other serious diseases. More than 20 candidates engineered with Xencor's XmAb® technology are in clinical development, and multiple XmAb medicines are marketed by partners. Xencor's XmAb engineering technology enables small changes to a protein’s structure that result in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.

Contacts
Charles Liles
cliles@xencor.com
(626) 737-8118
For Media:
Cassidy McClain
Inizio Evoke
cassidy.mcclain@inizioevoke.com
(619) 694-6291